Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276600

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 19, 2024)

TRUIST FINANCIAL CORPORATION

500,000 Depositary Shares Each Representing a 1/25th Interest

in a Share of 6.250% Series S Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock

Truist Financial Corporation is offering 500,000 depositary shares, each representing a 1/25th ownership interest in a share of 6.250% Series S Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, $5.00 par value per share, with a liquidation preference of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share) (the “Preferred Stock”). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through Computershare Trust Company, N.A. and Computershare Inc., jointly as the depositary for the shares of Preferred Stock.

Dividends on the Preferred Stock will be payable only when, as and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available to pay dividends, at a rate equal to (i) from the date of original issue to, but excluding, June 15, 2031 at a fixed rate per annum of 6.250% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), and (ii) from, and including, June 15, 2031, for each reset period, as described herein, at a rate per annum equal to the five-year U.S. treasury rate as of the most recent reset dividend determination date, as described herein, plus 2.129% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share). Dividends will be payable in arrears on the 15th day of March, June, September and December of each year, commencing on September 15, 2026. Payment of dividends on the Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock, parity stock, junior stock or other preferred stock are declared for any future dividend period.

The Preferred Stock may be redeemed at our option in whole at any time or in part, from time to time, on any dividend payment date on or after June 15, 2031, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to, but excluding, the date of redemption. The Preferred Stock may also be redeemed at our option in whole, but not in part, at any time within 90 days following the occurrence of a “regulatory capital treatment event,” as described herein, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to, but excluding, the date of redemption. If we redeem the shares of the Preferred Stock, the depositary will redeem a proportionate number of depositary shares. The Preferred Stock will not have any voting rights, except as set forth under “Description of Preferred Stock—Voting Rights” on page S-38.

Neither the Preferred Stock nor the depositary shares will be listed or displayed on any securities exchange or interdealer quotation system.

The depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.

Investing in the depositary shares involves risks. Potential purchasers of the depositary shares should consider the information set forth in the “Risk Factors” section beginning on page S-11 of this prospectus supplement, page 19 of our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, FDIC, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds to Us (Before Expenses)
Per depositary share	$1,000.00	$10.00	$990.00
Total	$500,000,000.00	$5,000,000.00	$495,000,000.00

(1)

The public offering price does not include accumulated dividends, if any, that may be declared. Dividends, if declared for the first dividend period, will accumulate from the date of original issuance, which is expected to be May 15, 2026.

The underwriters are offering the depositary shares as set forth under “Underwriting (Conflicts of Interest).” Delivery of the depositary shares in book-entry form through The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), is expected to be made on or about May 15, 2026, which is to be the third business day following the pricing of the depositary shares.

Because our affiliate, Truist Securities, Inc., is an underwriter in the offering of the depositary shares, the offering is being conducted in compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, as administered by FINRA. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Joint Book-Running Managers

Truist Securities	Citigroup	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

Academy Securities	Drexel Hamilton

Prospectus Supplement dated May 12, 2026

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Truist,” “we,” “us,” “our” or similar references mean Truist Financial Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-276600) relating to the securities covered by this prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of that contract or other document. You may review a copy of the registration statement through the SEC’s internet site listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, except as noted below):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 24, 2026 (File No. 001-10853);

(2)

the portions of our definitive proxy statement on Schedule 14A, filed on March 16, 2026 (File No.  001-10853), incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 24, 2026;

(3)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 1, 2026 (File No. 001-10853);

(4)

our Current Reports on Forms 8-K, filed on January  21, 2026 (only those portions filed and not furnished), January  27, 2026, April  17, 2026 (only those portions filed and not furnished), April  23, 2026 and May 1, 2026; and

(5)

any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

You may request a free copy of any or all of these filings by writing, emailing or telephoning us at the following address:

Truist Financial Corporation

214 North Tryon Street, Charlotte, North Carolina 28202

Attention: Investor Relations

Telephone: (704) 499-5375

SUMMARY

The following information should be read together with the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the depositary shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.

About Truist Financial Corporation

We are a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, we have leading market share in many of the high-growth markets in the U.S. and offer a wide range of products and services through wholesale banking and consumer and small business banking operating segments, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses.

We conduct our business operations primarily through our commercial bank subsidiary, Truist Bank, which has offices in North Carolina, Virginia, Florida, Georgia, South Carolina, Maryland, Kentucky, West Virginia, Texas, Alabama, Tennessee, Washington D.C., Pennsylvania, New Jersey, Indiana, Ohio, Arkansas and Mississippi. In addition, our operations consist of several non-bank subsidiaries that offer various financial services products.

We provide a wide range of banking services to individuals, businesses, and municipalities. We offer a variety of loans and lease financing to consumer and wholesale clients primarily within our geographic footprint, including commercial and industrial, commercial real estate, commercial construction, residential mortgage, home equity, indirect auto, other consumer, and credit card lending. We also provide a wide range of non-lending services to consumer and wholesale clients, including deposits, merchant services, treasury management services, trust and retirement services, comprehensive wealth advisory services, investment brokerage services, asset management, and capital markets services.

Our principal assets are all of the issued and outstanding shares of common stock of Truist Bank and investments in our other subsidiaries. As of March 31, 2026, we had consolidated total assets of $549.0 billion, consolidated loans and leases held for investment of $329.2 billion, consolidated deposits of $404.1 billion and consolidated shareholders’ equity of $64.2 billion.

Our common stock is traded on the NYSE under the symbol “TFC.” Our executive offices are located at 214 North Tryon Street, Charlotte, North Carolina 28202, and our telephone number is (844) 487-8478.

We refer you to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as described in the section “Where You Can Find More Information” in the accompanying prospectus, for more information about us and our businesses.

THE OFFERING

Issuer	Truist Financial Corporation

Securities offered	500,000 depositary shares, each representing a 1/25th ownership interest in a share of Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may, from time to time, elect to issue additional depositary shares representing additional shares of the Preferred Stock and all such additional shares would be deemed to form a single series with the Preferred Stock.

Ranking	Shares of the Preferred Stock will rank senior to our common stock, equally with our Perpetual Preferred Stock, Series I (the “Series I Preferred Stock”), Perpetual Preferred Stock, Series J (the “Series J Preferred Stock”), Perpetual Preferred Stock, Series M (the “Series M Preferred Stock”), 4.800% Series N Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (the “Series N Preferred Stock”), Series O Non-Cumulative Perpetual Preferred Stock (the “Series O Preferred Stock”), 5.100% Series Q Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (the “Series Q Preferred Stock”) and Series R Non-Cumulative Perpetual Preferred Stock (the “Series R Preferred Stock” and, together with the Series I Preferred Stock, the Series J Preferred Stock, the Series M Preferred Stock, the Series N Preferred Stock, the Series O Preferred Stock and the Series Q Preferred Stock, the “Existing Preferred Stock”) and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of Capital Stock—Preferred Stock” for a discussion of the Existing Preferred Stock. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Dividend payment dates	Quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on September 15, 2026.

If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

Dividends	Dividends will be payable on the Preferred Stock only when, as and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available to pay dividends, at a rate equal to (i) from the date of original issue to, but excluding, June 15, 2031 (the “First Reset Date”) at a fixed rate per annum of 6.250% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), and (ii) from, and including, the First Reset Date, for each reset period, at a rate per annum equal to the five-year U.S. treasury rate as of the most recent reset dividend determination date plus 2.129% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share). Dividends will be payable in arrears on each dividend payment date.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” below.

Dividends will be payable to holders of record of Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by the board of directors or any duly authorized committee of the board. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

If our board of directors or a duly authorized committee of the board has not declared a dividend on the Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock, parity stock, junior stock or other preferred stock are declared for any future dividend period.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date or date of earlier redemption, if any, except that the initial dividend period will commence on, and include, the original issue date of the Preferred Stock and will end on, and exclude, the September 15, 2026 dividend payment date.

So long as any share of Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, except by conversion into or exchange for junior stock, during a dividend period, unless, in the case of each of clauses (1), (2) and (3) above, the full dividends for the then-current dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our common stock and any other securities ranking junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock or parity stock shall not be entitled to participate in any such dividend.

Dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

See “Description of Preferred Stock—Dividends” below for further information on how dividends are calculated and paid.

Redemption

The Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem shares of Preferred Stock (i) in whole at any time, or in part from time to time, on any dividend payment date on or after

June 15, 2031, or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, as described below under “Description of Preferred Stock—Redemption,” in each case, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus declared and unpaid dividends, and without accumulation of any undeclared dividends, to, but excluding, the date of redemption. If we redeem shares of the Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Under the risk-based capital rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) applicable to bank holding companies, any redemption of the Preferred Stock is, under current rules, subject to prior approval of the Federal Reserve.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of Truist Financial Corporation, holders of shares of Preferred Stock are entitled to receive out of assets of Truist Financial Corporation available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made (i) only to the extent of Truist Financial Corporation’s assets that are available after satisfaction of all liabilities to creditors, (ii) subject to the rights of holders of any securities ranking senior to the Preferred Stock and (iii) pro rata as to the Preferred Stock and any other shares of our stock ranking equally to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, holders of the Preferred Stock or the depositary shares may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding.

Voting rights

None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock, and upon our non-payment of the equivalent of six quarterly dividends (whether consecutive or not), the right, together with holders of any other series of our preferred stock ranking equally with the Preferred Stock with similar voting rights, to elect two additional directors to our board of directors. See “Description of Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Preferred Stock” below.

Maturity	The Preferred Stock does not have a maturity date, and we are not required to redeem any shares of the Preferred Stock. Accordingly, shares of Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive and conversion rights	None.

Listing	Neither the Preferred Stock nor the depositary shares will be listed or displayed on any securities exchange or interdealer market quotation system.

Tax consequences	For a discussion of the tax consequences relating to the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” below.

Use of proceeds	We intend to use the net proceeds from the sale of the depositary shares representing interests in the Preferred Stock for general corporate purposes, which may include the redemption of depositary shares or purchase securities representing interests in our preferred stock, acquisition of other companies, repurchasing outstanding shares of our common stock, repayment of maturing obligations and refinancing of outstanding indebtedness and extending credit to, or funding investments in, our subsidiaries. The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries’ funding requirements and the availability of other funds. Pending our use of the net proceeds from the sale of the depositary shares representing interests in the Preferred Stock as described above, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. See “Use of Proceeds” below.

Registrar and Depositary	Computershare Trust Company, N.A. and Computershare Inc.

Calculation Agent	We will appoint a calculation agent for the Preferred Stock prior to the reset dividend determination date preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

Conflicts of interest

Our affiliate, Truist Securities, Inc., is a member of FINRA and is participating in the distribution of the depositary shares and therefore may be deemed to have a “conflict of interest” with us pursuant to FINRA Rule 5121. In addition, certain of our other affiliates that are members of FINRA (including our affiliate, Truist Investment Services, Inc.) may participate in the distribution of the depositary shares as selected dealers and therefore may also be deemed to have a “conflict of interest” with us pursuant to FINRA Rule 5121. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including Truist Securities, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

RISK FACTORS

An investment in the depositary shares involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2025, as such may be amended or updated in other reports filed by us with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You are making an investment decision with regard to the depositary shares as well as the Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

Our ability to pay dividends on the Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by regulatory considerations and the results of operations of our subsidiaries.

We are incorporated in North Carolina and our ability to make dividend payments is subject to the laws of North Carolina. We are also a regulated bank holding company, and we conduct substantially all of our operations through our banking and other subsidiaries. Our ability to make dividend payments on the Preferred Stock is subject to various regulatory limitations, including limitations on our ability to receive dividends and other distributions from our subsidiaries.

Under North Carolina law, no dividend may be made if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividends.

Our ability to make dividend payments may also be restricted by federal laws and regulations applicable to us as a bank holding company and to our banking subsidiary. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as amended by the Economic Growth, Regulatory Relief and Consumer Protection Act, the federal banking agencies have adopted more stringent risk-based capital rules and leverage limits applicable to banks and bank holding companies with consolidated assets equal to or greater than $250 billion. Under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with applicable buffers taken into account, we will be subject to constraints on making capital distributions, including dividends. The federal banking agencies are expected to issue a notice of proposed rulemaking in early 2026 to revise the regulatory capital requirements applicable to large banking organizations and their subsidiary banks. It is unclear what impact the new capital rules could have on the amount of regulatory capital we are required to hold.

In addition, under the Federal Reserve’s Comprehensive Capital Analysis and Review (“CCAR”), large bank holding companies, including us, must submit periodic capital plans and to obtain non-objection or regulatory approval before making certain capital distributions. As part of CCAR, the Federal Reserve performs a supervisory stress test and calculates a stress capital buffer equal to the greater of (i) the difference between our starting and minimum projected common equity Tier 1 capital ratios under the severely adverse scenario in the supervisory stress test, plus the sum of the dollar amount of our planned common stock dividends for each of the fourth through seventh quarters of the planning horizon as a percentage of risk-weighted assets, and (ii) 2.5%. The Federal Reserve generally is expected to communicate our stress capital buffer requirement to us by June 30 of each year to take effect on October 1 of that year. On August 29, 2025, the Federal Reserve calculated a stress capital buffer for us of 2.5%, and on February 4, 2026, the Federal Reserve informed us that it would keep our stress capital buffer at that level until at least October 1, 2027. A breach of the stress capital buffer will result in graduated limitations on capital distributions. In general, if we are otherwise in compliance with automatic restrictions on distributions under the Federal Reserve’s capital rules, we are not required to obtain prior approval to make capital distributions in excess of those included in our capital plan. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $4.1 billion at March 31, 2026.

The above or any future rules, regulations or capital distribution constraints could adversely affect the ability of our banking subsidiaries to pay dividends to us, our ability to pay dividends on the Preferred Stock and your ability to receive distributions on the depositary shares. For more information regarding compliance risk, see “Risk Factors—Compliance Risk” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025.

In addition to the foregoing limitations, payments to us by our subsidiaries also will be contingent upon those subsidiaries’ earnings and business considerations. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of depositary shares to benefit indirectly from such distributions, will be subject to the prior claims of the subsidiaries’ creditors. At March 31, 2026, our subsidiaries’ liabilities that would effectively rank senior to the Preferred Stock totaled approximately $462.0 billion. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Preferred Stock, and the related depositary shares, will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of the Preferred Stock then outstanding. Holders of the Preferred Stock and depositary shares may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding. In addition, our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. As of March 31, 2026, our liabilities, on a consolidated basis, totaled approximately $484.8 billion. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Holders of Preferred Stock and the related depositary shares will have limited voting rights.” Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. See the immediately preceding risk factor.

We are not required to declare dividends on the Preferred Stock, and dividends on the Preferred Stock are non-cumulative. If we do not declare dividends on the Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

Dividends on shares of the Preferred Stock will not be mandatory. Holders of the Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors or a duly authorized committee of our board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, the depositary would not be entitled to receive any such dividend and no related distribution will be made on the depositary shares, and such unpaid dividend will not accrue or be payable for such dividend period. Dividends on the Preferred Stock are non-cumulative. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock, parity stock, junior stock or other preferred stock. If we do not declare and pay dividends on the Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. The Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred Stock may be redeemed at our option in whole at any time, or in part from time to time, on any dividend payment date on or after June 15, 2031. The Preferred Stock may also be redeemed at our option in whole, but not in part, at any time within 90 days upon the occurrence of certain changes relating to the regulatory capital treatment of the Preferred Stock, as described below under “Description of Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to an important limitation. Under the Federal Reserve’s current risk-based capital rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve would approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we requested authorization to redeem the Preferred Stock without issuing securities that qualify as common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve would authorize the redemption. In such case, under current rules, we must demonstrate that we would continue to hold capital commensurate with our risk to the satisfaction of the Federal Reserve. We currently understand that the factors the Federal Reserve would consider in evaluating a requested redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, may include an evaluation of the overall level and quality of our then applicable capital components, considered in light of our then applicable risk exposures, earnings and growth strategy, capital plans, stress test results, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

Shares of the Preferred Stock may be redeemed at our option at any time within 90 days following the occurrence of a regulatory capital treatment event.

Subject to the approval of the Federal Reserve, at our option, we may redeem shares of the Preferred Stock in whole, but not in part, at any time within 90 days following the occurrence of a regulatory capital treatment event, such as a change or proposed change in law or regulation on or after the date hereof with respect to whether the Preferred Stock would qualify as an additional Tier 1 capital instrument. Although the terms of the

Preferred Stock have been established to satisfy the criteria for additional Tier 1 capital instruments under the current regulatory capital rules, it is possible that the Preferred Stock may not satisfy the criteria set forth as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Preferred Stock, or as a result of future changes in law or regulations. Therefore, a regulatory capital treatment event could occur at any time whereby we would have the right, subject to prior Federal Reserve approval, to redeem the Preferred Stock in accordance with its terms.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock, including the Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Preferred Stock and depositary shares, based on their overall view of our industry.

A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The depositary shares may not have an active trading market.

The Preferred Stock and the related depositary shares are new issues with no established trading market. Neither the Preferred Stock nor the depositary shares will be listed or displayed on any securities exchange or interdealer quotation system. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because shares of Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares representing interests in the Preferred Stock.

There can be no assurance about the market prices for the depositary shares representing interests in the Preferred Stock. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

•	whether we skip or are likely to skip dividends on the Preferred Stock from time to time;

•	our creditworthiness, regulatory capital levels, operating performance, financial condition and prospects;

•	the ratings of our securities provided by credit ratings agencies, including ratings on the Preferred Stock and related depositary shares;

•	our issuance of additional preferred equity;

•	interest rates, generally, and expectations regarding changes in rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar bank holding company securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in the offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.

Holders of Preferred Stock and the related depositary shares will have limited voting rights.

Holders of the Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the shares of the Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred Stock, as described under “Description of Preferred Stock—Voting Rights” below. In addition, if dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms and to the limited extent described under “Description of Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Preferred Stock.

Holders of depositary shares may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders of the depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

There may be future sales of the Preferred Stock or the related depositary shares, which may adversely affect the market price of the depositary shares.

Except as described under the heading “Underwriting (Conflicts of Interest)” below, we are not restricted from issuing additional Preferred Stock or related depositary shares or securities similar to the Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Preferred Stock or depositary shares. Holders of the Preferred Stock or the depositary shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the depositary shares could decline as a result of sales of shares of Preferred Stock or depositary shares made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the depositary shares bear the risk of our future offerings reducing the market price of the depositary shares and diluting their holdings in the depositary shares.

The calculation agent will have the authority to make determinations that could affect the market value of your depositary shares

Unless we have validly called all shares of the Preferred Stock for redemption on the First Reset Date, we will appoint a calculation agent for the Preferred Stock prior to the reset dividend determination date preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

The calculation agent will make determinations with respect to the Preferred Stock and related depositary shares as specified in this prospectus supplement and in the accompanying prospectus and may have discretion in calculating the amounts payable in respect of the Preferred Stock and depositary shares. The exercise of this discretion by the calculation agent could adversely affect the value of your depositary shares and may present itself with a conflict of interest. We may change the calculation agent at any time without notice.

The dividend rate will reset on the First Reset Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of 6.250% in effect until the First Reset Date.

The annual dividend rate on the Preferred Stock for each reset period will equal the five-year U.S. treasury rate as of the most recent reset dividend determination date plus 2.129% per annum. Therefore, any dividends declared after the First Reset Date could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect five-year U.S. treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact five-year U.S. treasury rates.

The historical five-year U.S. treasury rates are not an indication of future five-year U.S. treasury rates.

In the past, five-year U.S. treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of five-year U.S. treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in five-year U.S. treasury rates is not an indication that five-year U.S. treasury rates are more or less likely to increase or decrease at any time after the First Reset Date, and you should not take the historical five-year U.S. treasury rates as an indication of future rates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any) and the accompanying prospectus, including information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding the financial condition, results of operations, business plans and future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements. In particular, forward-looking statements include statements about (i) Truist’s purpose, mission, and values serving as a competitive advantage that strengthens its ability to provide financial products and services to clients in its markets; (ii) steps taken that will position Truist for sustainable growth; (iii) our strategic objectives included in the “Strategy” section in Truist’s Annual Report on Form 10-K for the year ended December 31, 2025; (iv) Truist aiming to lend to a diverse client base that is geographically dispersed; (v) our interest-rate risk positioning and modeled interest-sensitivity results; (vi) payments related to certain indemnification obligations or guarantees not materially changing the financial position or results of operations of Truist; and (vii) no events or changes occurring since March 31, 2026 that would change the designation of Truist or Truist Bank as well-capitalized for regulatory purposes.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. For example, forward-looking statements also include statements about the anticipated effects of our January 1, 2026 enhancement to nonaccrual criteria for certain indirect auto loans. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, without limitation, the following:

•	changes in monetary, fiscal, and trade laws or policies, including tariffs or interest rates;

•	evolving political, geopolitical, business, social, economic, and market conditions at the local, regional, national, and international levels;

•	our ability to effectively address economic, business, or market deterioration, slowdowns or disruptions;

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disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;

•	changes in business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;

•	negative market perceptions of our investment portfolio or its value;

•	our ability to manage credit risk including in connection with the loans that we originate or purchase;

•	the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;

•	our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;

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our ability to manage any unexpected outflows of uninsured deposits and, in such a circumstance, to access substitute funding, and avoid selling investment securities or other assets at an unfavorable time or at a loss;

•	changes in our credit ratings and the related effects on our funding costs, ability to attract or retain funding, and our relationships with clients and counterparties;

•	any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;

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our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;

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our ability to keep pace with changes in technology, including technology-driven products and services relating to AI, that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;

•	our ability to manage system failures or disruptions affecting operations, communications, or other systems or processes;

•

our ability to identify, assess, monitor and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;

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the performance, availability, and resilience of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;

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the adequacy and effectiveness of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to identify, assess, monitor and mitigate risks, remediate lapses or deficiencies in financial reporting, and make appropriate estimates;

•	our ability to develop, maintain, and market our products or services and to manage risks and unanticipated costs or liabilities associated with those products or services;

•	our ability to satisfactorily and profitably perform loan servicing and similar obligations;

•	the legal, regulatory, and supervisory environment, including changes in financial services legislation, regulation, policies, or government leadership or personnel;

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U.S. and international regulatory capital and liquidity requirements and standards and their effects on our capital and liquidity levels, ratios, buffers and targets, and on our ability to pay or increase dividends, repurchase shares, or take other capital actions;

•	our ability to meet supervisory expectations of our prudential regulators and to timely and credibly remediate related concerns or deficiencies;

•	judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial services industry;

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the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;

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our ability to execute strategic and operational plans, including with respect to accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;

•	our ability to innovate, to anticipate the needs of current or future clients, or to make timely and effective technology investments and enhancements to meet client expectations;

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our ability to compete successfully, to increase or maintain market share in changing competitive environments, or to address pricing or other competitive pressures, including competition from banks and nonbanks and the effects of digital assets, cryptocurrencies, stablecoins, tokenization, and other emerging products, services, and technologies relating to deposits, lending, and payments;

•	changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;

•	our ability to successfully make and integrate acquisitions and to effect divestitures, which may include regulatory approvals and conditions;

•	the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;

•	evolving accounting standards and policies and related changes to interpretations;

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damage to our brand or negative public opinion or adverse publicity affecting us, our leaders, or service providers, including the impact on our relationships with clients, teammates, and other stakeholders;

•	our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;

•	our ability to identify, assess, monitor and mitigate the risk of fraud or misconduct by internal or external parties, including potential losses that may result;

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policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation;

•	natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics that impact us or our clients, teammates, or service providers; and

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other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2025 or described in our subsequent quarterly or current reports.

These and other risk factors are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2025 under the section entitled “Risk Factors” and from time to time in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Actual results may differ materially from those expressed in, or implied by, any forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount but before our estimated offering expenses, are expected to be approximately $495,000,000. We intend to use the net proceeds from the sale of the depositary shares representing interests in the Preferred Stock for general corporate purposes, which may include the redemption of depositary shares or purchase securities representing interests in our preferred stock, the acquisition of other companies, repurchasing outstanding shares of our common stock, repayment of maturing obligations and refinancing of outstanding indebtedness and extending credit to, or funding investments in, our subsidiaries. The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries’ funding requirements and the availability of other funds. Pending our use of the net proceeds from the sale of the depositary shares representing interests in the Preferred Stock as described above, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, North Carolina law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025. See “Where You Can Find More Information” in the accompanying prospectus.

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of March 31, 2026, there were 1,245,879,275 shares of our common stock issued and outstanding and 175,750 shares of our preferred stock issued and outstanding, of which 1,725 represent shares of our Series I Preferred Stock issued in December 2019, 1,025 represent shares of our Series J Preferred Stock issued in December 2019, 5,000 represent shares of our Series M Preferred Stock issued in December 2019, 68,000 represent shares of our Series N Preferred Stock issued on July 29, 2019, 23,000 represent shares of our Series O Preferred Stock issued on May 27, 2020, 40,000 represent shares of our Series Q Preferred Stock issued on June 19, 2020 and 37,000 represent shares of our Series R Preferred Stock issued on August 3, 2020. All outstanding shares of our capital stock are fully paid and non-assessable.

Common Stock

Each share of our common stock is entitled to one (1) vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends when, as, and if, declared by our board of directors out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of Truist Financial Corporation available for distribution after the payment of necessary expenses and all prior claims. Holders of our common stock do not have cumulative voting, preemptive, redemption or conversion rights. The rights and privileges of holders of our common stock are subject to any preferences that our board of directors may set for any series of our preferred stock that we may issue in the future.

The transfer agent and registrar for our common stock is Computershare, Inc. Our common stock is listed on the NYSE under the symbol “TFC.”

Anti-Takeover Provisions

Provisions of the North Carolina Business Corporation Act (the “NCBCA”) and our bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of our board of directors to issue shares of our preferred stock and to set the voting rights, preferences and other terms of our preferred stock, may delay or prevent takeover attempts not first approved by our board of directors. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect our interests and our shareholders.

Control Share Acquisition Act. The NCBCA’s Control Share Acquisition Act (the “Control Share Acquisition Act”) may make an unsolicited attempt to gain control of Truist Financial Corporation more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Control Share Acquisition Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Acquisition Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares and the holder of such shares then has a majority of the voting power with respect to the election of directors, all other shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act (the “Shareholder Protection Act”) generally provides that, unless the transaction satisfies certain minimum fair price (as compared to market price, earnings per share and the price paid for shares by the acquiror) and procedural requirements, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Shareholder Protection Act applies to all North Carolina corporations that have not expressly opted out of its provisions in their articles of incorporation or bylaws. We have explicitly opted out of the provisions of the Shareholder Protection Act in our bylaws.

Provisions Regarding Our Board of Directors. Our bylaws provide for a board of directors having not less than three nor more than 25 members as determined from time to time by vote of a majority of the members of our board of directors or by resolution by our shareholders. Each director is elected to serve for a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director when a successor may be elected and qualified, unless the director dies, resigns, retires or is disqualified or removed before that meeting. Under our bylaws, our directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

Meeting of Shareholders; Shareholders’ Nominations and Proposals. Under our bylaws, meetings of the shareholders may be called only by our board of directors, chairman of the board of directors, or chief executive officer. Our shareholders may not request that a special meeting of shareholders be called, except for shareholders who own, or who are acting on behalf of one or more beneficial owners who own, shares representing at least 20% of the voting power entitled to vote on the matter or matters to be brought before the proposed special meeting, and such shareholders make a written request to our chairman of the board of directors or the secretary for a meeting and meet the requirements outlined in our bylaws. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual shareholders’ meeting.

The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in our change of control. Our bylaws require advance notice to our secretary regarding shareholder proposals and the nomination, other than by or at the direction of our board of directors or one of its committees, of candidates for election as directors, not later than (1) in the case of an annual meeting, at least 120 days but no more than 150 days in advance of the first anniversary of the date of our proxy statement for the preceding year’s annual meeting; (2) in the case of a special meeting, at least 120 days but no more than 150 days in advance of the meeting date of the special meeting; provided, however, if the first public announcement of the date of the special meeting is less than 130 days prior to the date of the special meeting, notice by the shareholder shall not be later than the tenth day following the first public notice of the date for such special meeting. Notwithstanding the notice period specified above, in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a shareholder must be delivered no earlier than the 150th day prior to such annual meeting and no later than the later of the 120th day prior to such annual meeting; provided, however, if the first public announcement date of such annual meeting is less than 130 days prior to the date of such annual meeting, notice by the shareholder shall not be later than the tenth day following the public notice date for such annual meeting. With respect to a shareholder intending to make a proposal for consideration at a meeting or to nominate a candidate for election as a director, the foregoing notice to the secretary must contain, among other information: (a) as to the shareholder providing the notice, (i) the name and record address of (A) such shareholder, (B) the beneficial owners, if any, on whose behalf the shareholder is acting and (C) any of the shareholder’s or such beneficial owners’ affiliates or associates or other parties with whom they are acting in concert (including each director, principal, managing member, or control person of such person) (the persons and entities described in clauses (B) and (C), collectively “Interested Persons” and individually an “Interested Person”) and information with respect to specified litigation, criminal proceedings and governmental investigations with respect to such shareholder and its Interested Persons; (ii) the class and number of shares of Truist Financial Corporation which are, directly or indirectly, owned beneficially or of record by such person or any of such person’s Interested Persons, the nominee holder for, and number of shares of, any capital stock or other securities of Truist Financial Corporation or its affiliates (the “Corporation Securities”) owned beneficially but not of record by such person or any of such person’s Interested Persons, the dates such Corporation Securities were acquired, the investment intent of such acquisition and evidence of such beneficial or record ownership; (iii) a reasonably detailed description of specified types of derivative instruments with respect to shares of Truist Financial Corporation owned, held or entered into by such shareholder and its Interested Persons, (iv) a reasonably detailed description of (A) any agreement, arrangement, understanding, or relationship (including any compensatory, payment, reimbursement, indemnification, or other financial agreement, arrangement, understanding, or relationship) between or among the shareholder, any Interested Person and any other person (naming each such person) in connection with the nomination or other proposed item of business and (B) any direct or indirect material interest of the shareholder, any Interested Person, or any other person described in clause (A) in the nomination or other proposed item of business; (v) a representation from such person as to whether such person or any beneficial owner on whose behalf such person is acting intends or is part of a group (providing the name and address of each participant) which intends (A) to deliver a proxy statement to or form of proxy with holders of at least the percentage of outstanding capital stock of Truist Financial Corporation required to approve or adopt the proposal or to elect each proposed nominee, (B) otherwise to solicit proxies in support of such proposed nomination or other business, or (C) to solicit proxies from holders of voting shares of Truist Financial Corporation in accordance with Rule 14a-19 under the Exchange Act; and (vi) a representation from such person that such person (A) is, and will at the time of such meeting, be a holder of record of securities entitled to vote at such meeting, that (B) intends to vote such securities at such meeting, and (C) intends to appear in person at, or send a qualified representative to, such meeting to make such proposed nomination or present such other proposed business, as applicable, before such meeting; and (b) as to each matter of business other than a director nomination that the shareholder proposes to bring before the meeting, a brief description of such business and the reasons for conducting such business at such meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission).

With respect to a shareholder intending to nominate a candidate for election as a director, the foregoing notice to the secretary must also contain as to each proposed nominee that the shareholder proposes to nominate for election to the board of directors at the meeting, among other information: certain biographical information about the nominee; information about the nominee’s securities ownership in Truist Financial Corporation; and a written representation and agreement, in a form deemed satisfactory by the board of directors of Truist Financial Corporation, and signed by such proposed nominee that such nominee, among other commitments, (a) consents to being named in any proxy statement, associated proxy card or other proxy materials as a director nominee and intends to serve as a director for the full term if elected, and (b) is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than Truist Financial Corporation in connection with his or her nomination, service or action as a director that has not been disclosed to Truist Financial Corporation; (ii) any agreement, arrangement or understanding with any person or entity as to how he or she would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to Truist Financial Corporation; or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with his or her ability to comply, if elected as a director, with his or her fiduciary duties under applicable law. If any proposed nomination or other business by a shareholder is not in compliance with the notice or other requirements set forth in the bylaws, then except as otherwise required by law the chairman of the meeting of shareholders shall declare that such nomination shall be disregarded or such other business shall not be transacted, notwithstanding that votes and proxies in respect of any such nomination or other business have been received.

Restrictions on Ownership. Federal law imposes a number of restrictions on the ability of a holder of our outstanding common stock to acquire stock above certain thresholds without obtaining regulatory approval. The Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), requires, with certain exceptions, any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring or otherwise controlling more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire or otherwise control 10% or more of our outstanding common stock under the Change in Bank Control Act and its implementing regulations (“CIBC Act”), with certain limited exceptions. The Federal Reserve also, in its discretion, may determine that certain persons may acquire more than 10% of our outstanding common stock before being required to obtain prior approval under the CIBC Act. Any holder of 25% or more of our outstanding common stock, other than an individual is subject to regulation as a bank holding company, under the Bank Holding Company Act. Holders of less than 25% of our outstanding common stock may also be deemed a bank holding company if the holder exerts certain other indicia of control over us, as specified in the Federal Reserve’s regulations.

Preferred Stock

Under our articles of incorporation, we may issue shares of our preferred stock from time to time in one or more series. Our board of directors is authorized, without action of shareholders, to divide the preferred stock into series, to provide for the issuance thereof, and to fix and determine the relative rights, voting powers, preferences, limitations, and designations of the shares of any series so established, including, without limitation, to determine: (1) the number of shares to constitute such series and the distinctive designation thereof; (2) the dividend rate, conditions and time of accrual and payment thereof, and the dividend preferences, if any, between the classes of stock and between the series of preferred stock; (3) whether dividends shall be cumulative and, if so, the date from which dividends on each such series shall accumulate; (4) whether, and to what extent, the holders of one or more series of preferred stock shall enjoy voting rights, if any, in addition to those prescribed by law; (5) whether, and upon what terms, preferred stock will be convertible into or exchangeable for shares of any class or any other series of the same class; and (6) whether, and upon what terms, the preferred stock will be redeemable and the preference, if any, to which the preferred stock will be entitled in the event of voluntary liquidation, dissolution or winding up of Truist Financial Corporation. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors. Under some circumstances, the issuance of shares of our preferred stock, or merely the existing authorization of our board of directors to issue shares of our preferred stock, may tend to discourage or impede a merger or other change in control of Truist Financial Corporation. The preferred stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the preferred stock.

As of March 31, 2026, we have authorized the issuance of: (1) 23,000,000 depositary shares representing, in the aggregate, 23,000 shares of Series D Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding; (2) 46,000,000 depositary shares representing, in the aggregate, 46,000 shares of Series E Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (3) 20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series F Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (4) 20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series G Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (5) 19,550,000 depositary shares representing, in the aggregate, 19,550 shares of Series H Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (6) 20,000,000 depositary shares representing, in the aggregate, 5,000 shares of Series I Preferred Stock, with a liquidation preference of $100,000 per share, 1,725 of which are issued and outstanding, (7) 501,000 preferred purchase securities representing, in the aggregate, 5,010 shares of Series J Preferred Stock, with a liquidation preference of $100,000 per share, 1,025 of which are issued and outstanding, (8) 500,000 depositary shares representing, in the aggregate, 5,000 shares of Perpetual Preferred Stock, Series K, with a liquidation preference of $100,000 per share, none of which are issued and outstanding, (9) 750,000 depositary shares representing, in the aggregate, 7,500 shares of Perpetual Preferred Stock, Series L, with a liquidation preference of $100,000 per share, none of which are issued and outstanding, (10) 500,000 depositary shares representing, in the aggregate, 5,000 shares of Series M Preferred Stock, with a liquidation preference of $100,000 per share, all of which are issued and outstanding, (11) 1,700,000 depositary shares representing, in the aggregate, 68,000 shares of Series N Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding, (12) 23,000,000 depositary shares representing, in the aggregate, 23,000 shares of Series O Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding, (13) 1,000,000 depositary shares representing, in the aggregate 40,000 shares of 4.950% Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (14) 1,000,000 depositary shares representing, in the aggregate 40,000 shares of Series Q Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding and (15) 37,000,000 depositary shares representing, in the aggregate 37,000 shares of Series R Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding.

The following is a description of each series of preferred stock outstanding:

Series I Preferred Stock

Shares of the Series I Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series I Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series I Preferred Stock do not have preemptive or subscription rights.

The Series I Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series I Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series I Preferred Stock.

Dividends. Holders of Series I Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $100,000 per share, and are payable quarterly in arrears on the 15th day of March, June, September and December of each year at a rate per annum equal to the greater of (i) 0.53% above the three (3)-month LIBOR rate on the related dividend determination date and (ii) 4.00%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series I Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series I Preferred Stock is not subject to any mandatory redemption provisions. The Series I Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series I Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series I Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series I Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series I Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series I Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series I Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series I Preferred Stock, voting as a separate class, shall be necessary to issue, authorize or increase the authorized amount of, any class or series of stock ranking senior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series I Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series I Preferred Stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series I Preferred Stock or the holders thereof.

Series J Preferred Stock

Shares of the Series J Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series J Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series J Preferred Stock do not have preemptive or subscription rights.

The Series J Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series J Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series J Preferred Stock.

Dividends. Holders of Series J Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $100,000 per share, and are payable quarterly in arrears on the 15th day of March, June, September and December of each year at a rate per annum equal to the greater of (i) 0.645% above the three (3)-month LIBOR rate on the related dividend determination date and (ii) 4.00%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series J Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series J Preferred Stock is not subject to any mandatory redemption provisions. The Series J Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series J Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series J Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series J Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series J Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series J Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series J Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series J Preferred Stock, voting as a separate class, shall be necessary to issue, authorize or increase the authorized amount of, any class or series of stock ranking senior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series J Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series J Preferred Stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series J Preferred Stock or the holders thereof.

Series M Preferred Stock

Shares of the Series M Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series M Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series M Preferred Stock do not have preemptive or subscription rights.

The Series M Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series M Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series M Preferred Stock.

Dividends. Holders of Series M Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $100,000 per share, and are payable as follows: (i) semi-annually in arrears on the 15th day of June and December of each year until December 15, 2027, at a rate per annum equal to 5.125% and (ii) from, and including March 15, 2028, quarterly in arrears on the 15th day of March, June, September and December of each year at a rate per annum equal to 2.786% above the three (3)-month LIBOR rate on the related dividend determination date; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series M Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series M Preferred Stock is not subject to any mandatory redemption provisions. On or after December 15, 2027, the Series M Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series M Preferred Stock also may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series M Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series M Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series M Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series M Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series M Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series M Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series M Preferred Stock, voting as a separate class, shall be necessary to issue, authorize or increase the authorized amount of, any class or series of stock ranking senior to the Series M

Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series M Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series M Preferred Stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series M Preferred Stock or the holders thereof.

Series N Preferred Stock

Shares of the Series N Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series N Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series N Preferred Stock do not have preemptive or subscription rights.

The Series N Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series N Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series N Preferred Stock.

Dividends. Holders of Series N Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $25,000 per share, and are payable semi-annually in arrears on the 1st day of March and September of each year, during each reset period at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.003%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series N Preferred Stock at any time, we will be subject to certain restrictions.

A “reset date” means September 1, 2024 and each date falling on the fifth anniversary of the preceding reset date. A “reset period” means the period from and including the first reset date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

Redemption. The Series N Preferred Stock is not subject to any mandatory redemption provisions. The Series N Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series N Preferred Stock also may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series N Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series N Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series N Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series N Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series N Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series N Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series N Preferred Stock and all other parity stock, voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series N Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series N Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series N Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series N Preferred Stock, taken as a whole.

Series O Preferred Stock

Shares of the Series O Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series O Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series O Preferred Stock do not have preemptive or subscription rights.

The Series O Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series O Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series O Preferred Stock.

Dividends. Holders of Series O Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $25,000 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 5.25%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series O Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series O Preferred Stock is not subject to any mandatory redemption provisions. The Series O Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series O Preferred Stock also may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series O Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series O Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series O Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series O Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series O Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series O Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series O Preferred Stock and all other parity stock, voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series O Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series O Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series O Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series O Preferred Stock, taken as a whole.

Series Q Preferred Stock

Shares of the Series Q Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series Q Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series Q Preferred Stock do not have preemptive or subscription rights.

The Series Q Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series Q Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series Q Preferred Stock.

Dividends. Holders of Series Q Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $25,000 per share, and are payable semi-annually in arrears on the 1st day of March and September of each year, as follows: (i) from the date of original issue to, but excluding September 1, 2030, at a fixed rate per annum of 5.100% and (ii) from, and including, September 1, 2030, during each reset period at a rate per annum equal to the ten-year treasury rate as of the most recent reset dividend determination date plus 4.349%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series Q Preferred Stock at any time, we will be subject to certain restrictions.

A “reset date” means September 1, 2030 and each date falling on the tenth anniversary of the preceding reset date. A “reset period” means the period from and including the first reset date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

Redemption. The Series Q Preferred Stock is not subject to any mandatory redemption provisions. The Series Q Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, during the six-month period prior to, and including, each reset date at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series Q Preferred Stock also may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series Q Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series Q Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series Q Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series Q Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series Q Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series Q Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series Q Preferred Stock and all other parity stock, voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series Q Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series Q Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series Q Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series Q Preferred Stock, taken as a whole.

Series R Preferred Stock

Shares of the Series R Preferred Stock rank senior to our common stock, equally with shares of our other Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series R Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series R Preferred Stock do not have preemptive or subscription rights.

The Series R Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series R Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series R Preferred Stock.

Dividends. Holders of Series R Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends accrue on the liquidation preference amount, which is $25,000 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 4.75%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series R Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series R Preferred Stock is not subject to any mandatory redemption provisions. The Series R Preferred Stock are redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series R Preferred Stock also may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series R Preferred Stock have no voting rights.

Whenever dividends on any shares of the Series R Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series R Preferred Stock (which includes the Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series R Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series R Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.

So long as any shares of Series R Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series R Preferred Stock and all other parity stock, voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series R Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series R Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Series R Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series R Preferred Stock, taken as a whole.

DESCRIPTION OF PREFERRED STOCK

The depositary will be the sole holder of the Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Preferred Stock, as described under “Description of Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock” section of this prospectus supplement. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our articles of incorporation and the articles of amendment creating the Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

General

Our authorized capital stock includes 5,000,000 shares of preferred stock, par value $5.00 per share, to be issued from time to time in one or more series. Our board of directors is authorized, without action of shareholders, to divide the preferred stock into series, to provide for the issuance thereof, and to fix and determine the relative rights, voting powers, preferences, limitations, and designations of the shares of any series so established, including, without limitation, to determine: (1) the number of shares to constitute such series and the distinctive designation thereof; (2) the dividend rate, conditions and time of accrual and payment thereof, and the dividend preferences, if any, between the classes of stock and between the series of preferred stock; (3) whether dividends shall be cumulative and, if so, the date from which dividends on each such series shall accumulate; (4) whether, and to what extent, the holders of one or more series of preferred stock shall enjoy voting rights, if any, in addition to those prescribed by law; (5) whether, and upon what terms, preferred stock will be convertible into or exchangeable for shares of any class or any other series of the same class; and (6) whether, and upon what terms, the preferred stock will be redeemable, and the preference, if any, to which the preferred stock will be entitled in the event of voluntary liquidation, dissolution or winding up of Truist Financial Corporation. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.

The Preferred Stock is a single series of authorized preferred stock consisting of 20,000 shares, all of which are being initially offered hereby. We may from time to time, elect to issue additional depositary shares representing additional shares of the Preferred Stock and all such additional shares would be deemed to form a single series with the Preferred Stock. We may also from time to time, without notice to or the consent of holders of the Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock.

Shares of the Preferred Stock will rank senior to our common stock, equally with our Existing Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Preferred Stock will be fully paid and nonassessable when issued. Holders of Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of Truist Financial Corporation.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Truist Financial Corporation. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Truist Financial Corporation to redeem or repurchase the Preferred Stock.

As of March 31, 2026, we have authorized the issuance of: (1) 23,000,000 depositary shares representing, in the aggregate, 23,000 shares of Series D Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding; (2) 46,000,000 depositary shares representing, in the aggregate, 46,000 shares of Series E Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (3) 20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series F Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (4) 20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series G Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (5) 19,550,000 depositary shares representing, in the aggregate, 19,550 shares of Series H Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (6) 20,000,000 depositary shares representing, in the aggregate, 5,000 shares of Series I Preferred Stock, with a liquidation preference of $100,000 per share, 1,725 of which are issued and outstanding, (7) 501,000 preferred purchase securities representing, in the aggregate, 5,010 shares of Series J Preferred Stock, with a liquidation preference of $100,000 per share, 1,025 of which are issued and outstanding, (8) 500,000 depositary shares representing, in the aggregate, 5,000 shares of Perpetual Preferred Stock, Series K, with a liquidation preference of $100,000 per share, none of which are issued and outstanding, (9) 750,000 depositary shares representing, in the aggregate, 7,500 shares of Perpetual Preferred Stock, Series L, with a liquidation preference of $100,000 per share, none of which are issued and outstanding, (10) 500,000 depositary shares representing, in the aggregate, 5,000 shares of Series M Preferred Stock, with a liquidation preference of $100,000 per share, all of which are issued and outstanding, (11) 1,700,000 depositary shares representing, in the aggregate, 68,000 shares of Series N Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding, (12) 23,000,000 depositary shares representing, in the aggregate, 23,000 shares of Series O Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding, (13) 1,000,000 depositary shares representing, in the aggregate, 40,000 shares of 4.950% Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, none of which are issued and outstanding, (14) 1,000,000 depositary shares representing, in the aggregate 40,000 shares of Series Q Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding and (15) 37,000,000 depositary shares representing, in the aggregate, 37,000 shares of Series R Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding.

Shares of our Existing Preferred Stock rank equally with the Preferred Stock as to dividends and distributions on liquidation and include the same provisions with respect to restrictions on declaration and payment of dividends as apply to the Preferred Stock.

Dividends

Dividends on shares of the Preferred Stock will not be mandatory. Holders of the Preferred Stock will be entitled to receive, if, when and as declared by our board of directors, or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25,000 per share of Preferred Stock. Commencing on September 15, 2026, these dividends will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, such date being referred to herein as a dividend payment date, at a rate equal to (i) from the date of original issue to, but excluding, the First Reset Date at a fixed rate per annum of 6.250% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), and (ii) from, and including, the First Reset Date, for each reset period, at a rate per annum equal to the five-year U.S. treasury rate as of the most recent reset dividend determination date (as described below) plus 2.129% on the liquidation preference amount of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share).

In the event that we issue additional shares of Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date or any other date we specify at the time such additional shares are issued. Notwithstanding the foregoing, dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

Dividends will be payable to holders of record of Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by the board of directors or any duly authorized committee of the board. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date or date of earlier redemption, if any, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock and will end on, and exclude, the September 15, 2026 dividend payment date. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or Charlotte, North Carolina.

For any reset period commencing on or after the First Reset Date, the five-year U.S. treasury rate will be:

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The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days preceding the reset dividend determination date and appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the calculation agent in its sole discretion.

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If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year U.S. treasury rate, shall determine the five-year U.S. treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor five-year U.S. treasury rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may adjust the spread and may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year U.S. treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The five-year U.S. treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date. If the five-year U.S. treasury rate for any dividend period cannot be determined pursuant to the methods described in the two bullet points above, such five-year U.S. treasury rate will be the same as the dividend rate determined for the immediately preceding dividend period.

Dividends on shares of Preferred Stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not be deemed to have accrued and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Preferred Stock, parity stock, junior stock or other preferred stock are declared for any future dividend period.

So long as any share of Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, except by conversion into or exchange for junior stock, during a dividend period, unless, in the case of each of clauses (1), (2) and (3) above, the full dividends for the then-current dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of Truist Financial Corporation hereafter authorized over which Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Truist Financial Corporation.

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Truist Financial Corporation that ranks equally with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Truist Financial Corporation. Parity stock includes our Existing Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock or parity stock shall not be entitled to participate in any such dividend.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Truist Financial Corporation, holders of the Preferred Stock are entitled to receive out of assets of Truist Financial Corporation available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share) plus declared and unpaid dividends to, but excluding, the date of liquidation, without accumulation of any undeclared dividends. Distributions will be made (i) only to the extent of Truist

Financial Corporation’s assets that are available after satisfaction of liabilities to creditors, (ii) subject to the rights of holders of any securities ranking senior to the Preferred Stock and (iii) pro rata as to the Preferred Stock and any other shares of our stock ranking equally to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, holders of the Preferred Stock or the depositary shares may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding.

In any such distribution, if the assets of Truist Financial Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Preferred Stock (including our Existing Preferred Stock), the amounts paid to the holders of Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of Truist Financial Corporation according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of Truist Financial Corporation with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Truist Financial Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Truist Financial Corporation.

Redemption

The Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provision. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of Preferred Stock are not redeemable prior to June 15, 2031. On any dividend payment date on or after June 15, 2031, shares of the Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus declared and unpaid dividends to, but excluding, the date of redemption, without accumulation of any undeclared dividends. Holders of Preferred Stock will have no right to require the redemption or repurchase of the shares of the Preferred Stock.

Notwithstanding the foregoing, at any time within 90 days of our good faith determination that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends to, but excluding, the date of redemption, without accumulation of any undeclared dividends. Under the Federal Reserve’s risk-based capital rules applicable to bank holding companies, any redemption of the Preferred Stock, whether redeemed at our option during the three-month period prior to, and including, any reset date, or within 90 days following a regulatory capital treatment event, is subject to prior approval of the Federal Reserve.

A “regulatory capital treatment event” means our determination, in good faith, that, as a result of any

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amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock;

•	proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or

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official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $25,000 per share of Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

We intend to treat the Preferred Stock as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency). We will not exercise our option to redeem any shares of preferred stock without obtaining the approval of the Federal Reserve (or any successor appropriate federal banking agency) as required by applicable law.

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or by such other method approved by the depositary, in its reasonable discretion, not less than five days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the date of redemption; (2) the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the date of redemption. If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, on and after the date of redemption, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. See “Risk Factors—Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this prospectus supplement.

Voting Rights

Except as provided below, the holders of the Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable (which includes our Existing Preferred Stock), shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of the Preferred Stock (voting as a single class together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Preferred Stock or our other preferred stock with equivalent voting rights, a special meeting of the holders of Preferred Stock and any other class or series of preferred stock that ranks on parity with Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two additional directors to our board of directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Preferred Stock and any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Preferred Stock and any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends, the holders of the Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Preferred Stock (voting as a single class together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Preferred Stock (voting as a single class together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Preferred Stock become entitled to vote for the election of Preferred Directors, the Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Preferred Stock may become subject to regulations under the Bank Holding Company Act and/or certain acquisitions of Preferred Stock may be subject to prior approval by the Federal Reserve.

So long as any shares of Preferred Stock remain outstanding:

•

the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Preferred Stock and all other parity stock (including our Existing Preferred Stock), at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Truist Financial Corporation; and

•

the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of Truist Financial Corporation’s articles of incorporation or the articles of amendment of the Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Truist Financial Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred Stock to effect such redemption.

Registrar and Calculation Agent

Computershare Trust Company, N.A. will be the registrar and redemption agent and Computershare Inc. will be the dividend disbursing agent for the Preferred Stock. We will appoint a calculation agent for the Preferred Stock prior to the reset dividend determination date preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Preferred Stock. As described above under “Description of Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/25th ownership interest in a share of Preferred Stock, and will be evidenced by a depositary receipt. The shares of Preferred Stock represented by depositary shares will be deposited under a deposit agreement among Truist Financial Corporation, and Computershare Trust Company, N.A. and Computershare Inc., jointly as depositary. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem shares of the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/25th of the redemption price per share payable with respect to the Preferred Stock (or $1,000 per depositary share), plus any declared and unpaid dividend, without accumulation of any undeclared dividends to, but excluding, the date of redemption. Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same date of redemption, the number of depositary shares representing shares of Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or by lot. In any such case, we will redeem depositary shares only in increments of 25 shares and any multiple thereof.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Listing

Neither the Preferred Stock nor the depositary shares will be listed or displayed on any securities exchange or interdealer market quotation system.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” below. The Preferred Stock will be issued in registered form to the depositary as described in “Description of Preferred Stock” above.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE and FINRA. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the NYSE and FINRA, own DTC. Purchases of depositary shares within the

DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (“Treasury”) regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, accrual method taxpayers subject to special tax accounting rules as a result of its use of an “applicable financial statement,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, small business investment companies, S corporations, persons that will hold the depositary shares in tax-deferred or tax-advantaged accounts, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of the depositary shares.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

Beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Dividends. Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares will generally represent “qualified dividend income” that is taxable at the preferential rates applicable to long term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied. In addition, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 50% dividends-received deduction, subject to various limitations. A corporate U.S. holder may not be entitled to take the 50% dividends-received deduction in all circumstances. In addition to other applicable rules, prospective U.S. corporate investors should consider the effect of:

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Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include the depositary shares;

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Section 246(c) of the Code, which, in part, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum required holding period (generally, for preferred stock, at least 91 days during the 181-day period beginning on the date which is 90 days before the date on which the preferred stock becomes ex-dividend with respect to such dividend); and

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Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

A corporate U.S. holder will be required to reduce its tax basis (but not below zero) in the depositary shares by the nontaxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend generally would be a dividend that:

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in the case of the Preferred Stock, equals or exceeds 5% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or

•	exceeds 20% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Redemption of the Depositary Shares. The tax treatment accorded to any redemption by us of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.

In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder of such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed (provided the depositary shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption under Section 302(b)(2) of the Code, (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of the depositary shares under Section 302(b)(1) of the Code, or (iv) is a redemption of stock held by a non-corporate shareholder where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. The U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “U.S. Holders—Dividends” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, you are urged to consult your own tax advisors regarding the allocation of your tax basis in the redeemed and remaining depositary shares.

Information reporting and backup withholding on U.S. holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”) in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to U.S. holders and certain payments of proceeds to U.S. holders on the sale or redemption of the depositary shares, unless the U.S. holder is an exempt recipient, such as a corporation.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder or partnership. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as those special classes of holders described in the initial paragraph under “Certain U.S. Federal Income Tax Considerations” above, nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be treated as resident aliens, corporations that are treated as domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and foreign holders that are owned or controlled by U.S. holders. You are urged to consult your tax advisors regarding the application of U.S. federal income and estate tax laws to your particular situation with respect to a purchase of depositary shares, as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or under an applicable tax treaty.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes a properly completed applicable IRS Form W-8 (or suitable successor or substitute form) certifying that such holder is eligible for treaty benefits. However, dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual rates or the corporate rate. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. Subject to the discussion below concerning backup withholding on non-U.S. holders and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:

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the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•

in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); and

•

the depositary shares do not constitute U.S. real property interests in a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.

If such gain is effectively connected with a U.S. trade or business of a non-U.S. holder (or if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition at the applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the non-U.S. holder is a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met), the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses (even though the non-U.S. holder is not considered a resident of the United States) for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor the appropriate IRS Form W-8 (or suitable successor or substitute form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on the appropriate IRS Form W-8 (or suitable successor or substitute form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a broker. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

Legislation commonly known as “FATCA” (Sections 1471 through 1474 of the Code) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury to collect and provide to the Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements generally apply to U.S.-source periodic payments and to payments of gross proceeds from a sale or redemption. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding under FATCA will apply to payments of gross proceeds from a sale or redemption (other than income treated as U.S.-source “fixed or determinable annual or periodical” income). If we (or an applicable withholding agent) determine withholding under FATCA is appropriate, we (or such agent) will withhold tax at the applicable statutory rate, without being required to pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You are urged to consult your tax advisors regarding the possible implications of FATCA on your investment in the depositary shares.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. When we refer to depositary shares in this section, we mean both the Preferred Stock and the depositary shares representing shares of such Preferred Stock. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and fiduciaries of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the fiduciary and prohibited transaction provisions of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to provisions under applicable federal, state, local or foreign law that are similar to the requirements of Title I of ERISA or Section 4975 of the Internal Revenue Code (“Similar Laws”).

The acquisition, holding or disposition of the depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the underwriters, other transaction parties or any respective affiliates of the foregoing are or become a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the depositary shares are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding or disposition of the depositary shares. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide an exemption for certain transactions between a Plan and persons that are parties in interest or disqualified persons solely by reason of providing services to the Plan or being affiliated with such service provider, provided that neither the party in interest or disqualified person nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied for any transaction involving the depositary shares.

Each purchaser and transferee of the depositary shares or any interest therein will be deemed to have represented and warranted that either (1) it is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring and will not hold the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) its acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the depositary shares have exclusive responsibility for ensuring that their acquisition, holding and disposition of the depositary shares do not violate the fiduciary or prohibited transaction rules of ERISA, Section 4975 of the Internal Revenue Code or any Similar Laws. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, Plan Asset Entity or Non-ERISA Arrangement or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the depositary shares is suitable and consistent with ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws, as applicable.

The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

Truist Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally and not jointly agreed to purchase from us, and we have agreed to sell to that underwriter, the number of depositary shares listed next to its name in the following table:

Underwriters	Numbers of Depositary Shares
Truist Securities, Inc.	132,500
Citigroup Global Markets Inc.	117,500
Goldman Sachs & Co. LLC	117,500
Morgan Stanley & Co. LLC	117,500
Academy Securities, Inc.	7,500
Drexel Hamilton, LLC	7,500

Total	500,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed for a period from the date of this prospectus supplement through, and including, the date 30 days after the date hereof that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Preferred Stock, depositary shares or substantially similar securities.

The underwriters propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $6.00 per depositary share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $4.00 per depositary share. After the initial offering of the depositary shares to the public, the representatives may change the public offering price, concession and discount.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering.

Paid by Truist
Per depositary share	$10.00

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.40 million and are payable by us.

Prior to this offering, there has been no public market for the depositary shares. Neither the Preferred Stock nor the depositary shares will be listed or displayed on any securities exchange or interdealer market quotation system. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock.

To facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectus supplements by electronic means, such as email.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters expect to deliver the depositary shares to purchasers on or about May 15, 2026, which will be the third business day following the pricing of the depositary shares (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the business day before the delivery of the depositary shares will be required, by virtue of the fact that the depositary shares initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to the business day before the delivery of the depositary shares should consult their own advisor.

Selling Restrictions

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares in Canada must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

No depositary shares which are the subject of the offering contemplated by this prospectus supplement may be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of depositary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

No depositary shares which are the subject of the offer contemplated by this prospectus supplement may be offered, sold or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is either one (or both) of the following:

(i)

not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(ii)	not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to buy or subscribe the depositary shares.

Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the depositary shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the depositary shares or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024 (“CCI Regulations”).

This prospectus supplement has been prepared on the basis that any offer of the depositary shares in the UK will be made pursuant to an exemption under the POATRs from the prohibition on public offers.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the UK or who are “qualified investors” (as defined in the POATRs), (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. Any depositary shares will only be available to, and any invitation, offer or agreement to subscribe, buy or otherwise acquire such depositary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) received by it in connection with the issue or sale of the depositary shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the UK.

Hong Kong

The depositary shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purposes of issue whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, the “FIEA”), and the depositary shares have not been offered or sold, directly or indirectly, and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines promulgated by the relevant Japanese governmental or regulatory authorities.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as prospectuses with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (the “SFA”). Accordingly, this prospectus supplement, and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares have not been and will not be circulated or distributed, nor have the depositary shares been or will be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP Regulations 2018”), the Company has determined, and hereby notifies all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)), that the depositary shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the depositary shares. The depositary shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act of June 15, 2018 (the “FinSA”) and no application has or will be made to admit the depositary shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.

Conflicts of Interest

Our affiliate, Truist Securities, Inc., is a member of FINRA and is participating in the distribution of the depositary shares and therefore may be deemed to have a “conflict of interest” with us pursuant to FINRA Rule 5121. In addition, certain of our other affiliates that are members of FINRA (including our affiliate, Truist Investment Services, Inc.) may participate in the distribution of the depositary shares as selected dealers and therefore may also be deemed to have a “conflict of interest” with us pursuant to FINRA Rule 5121. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including Truist Securities, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

LEGAL MATTERS

The validity of the Preferred Stock will be passed upon for us by Mayer Brown LLP. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

TRUIST FINANCIAL CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer and sell from time to time, in one or more offerings, any combination of the securities of each class identified in this prospectus. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, any applicable supplement and any free writing prospectus, as well as the documents incorporated by reference, carefully before you invest in the securities to which this prospectus relates.

This prospectus, together with the applicable prospectus supplement and any relevant pricing supplement describing the terms of the specific securities being offered and sold, may be used by our affiliates, including Truist Securities, Inc., in connection with market-making offers and sales of such securities in the secondary market. These affiliates may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. Our affiliates, including Truist Securities, Inc., do not have any obligation to make a market in the above referenced securities and may discontinue their market-making activities at any time without notice, in their sole discretion. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Truist Securities, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, because Truist Securities, Inc. has a conflict of interest pursuant to FINRA Rule 5121 (“Rule 5121”), the participation of such entity in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries. These securities are not guaranteed by Truist Financial Corporation, or any other bank, and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or instrumentality.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TFC.”

Investing in the securities involves risks. Potential purchasers of the securities should consider the information set forth in the “Risk Factors” section in the applicable prospectus supplement and the discussion of risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus. Additional risk factors may also be set forth in any applicable pricing supplement. See “Risk Factors” on page 6 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”) or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

The date of this prospectus is January 19, 2024.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities identified in this prospectus in one or more offerings in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if applicable, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement, any pricing supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement, if applicable. You should read carefully this prospectus and the applicable prospectus supplement and pricing supplement, if any, together with any related free writing prospectuses and the additional information described under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement and free writing prospectus we have authorized describing the terms of the specific securities being offered pursuant to this prospectus and any such prospectus supplement, pricing supplement or free writing prospectus. We have not authorized anyone to provide you with any other information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any pricing supplement or free writing prospectus we have authorized is accurate as of any date other than the date of the applicable document. We are not making an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where offers and sales are not permitted.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Truist,” “we,” “us,” “our” or similar references mean Truist Financial Corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the financial condition, results of operations, business plans and future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, without limitation, the following:

•	current and future economic and market conditions, such as the interest rate environment; U.S. fiscal debt, budget and tax matters;

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geopolitical matters (including conflicts in the Ukraine, Israel, and the Gaza Strip); and any slowdown in global economic growth could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;

•	the monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, could have a material adverse effect on the economy and Truist’s profitability;

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regulatory and supervisory matters, litigation, or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;

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evolving legislative, accounting, regulatory and supervisory standards, including with respect to climate change, deposit, capital, liquidity, and long-term debt requirements, which may become more stringent in light of the turmoil in the banking industry in early 2023 and results of regulatory examinations, may adversely affect Truist’s financial condition and results of operations;

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increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;

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Truist may be impacted by actual or perceived soundness of other financial institutions, including as a result of the financial or operational failure of a major financial institution, or concerns about the creditworthiness of such a financial institution or its ability to fulfill its obligations, which can cause substantial and cascading disruption within the financial markets and increased expenses, including FDIC insurance premiums, and could affect our ability to attract and retain depositors and to borrow or raise capital;

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Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;

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inability to access short-term funding or liquidity, loss of client deposits, or changes in Truist’s credit ratings could increase the cost of funding, limit access to capital markets, or negatively affect Truist’s overall liquidity or capitalization;

•	unexpected outflows of uninsured deposits may require Truist to sell investment securities at a loss;

•	a loss of value of Truist’s investment portfolio could negatively impact market perceptions of Truist and could lead to deposit withdrawals;

•	risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;

•	there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;

•	deposit attrition, client loss, or revenue loss following completed mergers or acquisitions may be greater than anticipated;

•	Truist could fail to execute on strategic or operational plans, including the ability to achieve its cost savings targets;

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increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;

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failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether we fail to anticipate client expectations or because our technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;

•	negative public opinion could damage Truist’s reputation and adversely impact business and revenues, including the effects of social media on market perceptions of Truist and banks generally;

•	Truist faces substantial legal and operational risks in safeguarding personal information;

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accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time or if there is a decline in a reporting unit’s forecasted net income;

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Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;

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there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;

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Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;

•	Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriately-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;

•	Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;

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security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyberattacks, which have increased in frequency with geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and

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widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

These and other risk factors are more fully described in Truist’s Annual Report on Form 10-K for the year ended December 31, 2022 under the section entitled “Item 1A. Risk Factors” and from time to time in other filings with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which represented management’s views on the date they were made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements. You should, however, consult any further disclosures of a forward-looking nature Truist may make in any future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC under the Securities Act to register the securities offered by this prospectus includes exhibits, schedules and additional relevant information about us and the securities identified in this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement.

In addition, we are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s website at http://www.sec.gov or access through our website at https://ir.truist.com/sec-filings. Information on our website is not a part of or incorporated by reference into this prospectus or any accompanying prospectus supplement, pricing supplement or free writing prospectus.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents and such information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify and supersede information contained in or previously incorporated by reference in this prospectus. Any statement that is updated or superseded shall not, except as so updated or superseded, constitute part of this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and our subsequent filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any amendment to such documents (excluding, in each case, any information or documents in such filings deemed, under SEC rules or otherwise, not to have been filed with the SEC), prior to the later of (a) termination of the offering of securities to which this prospectus relates and (b) the date that our broker dealer affiliates cease offering securities in market-making transactions pursuant to this prospectus:

(1)

our Annual Report on Form 10-K for the year ended December 31, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders, filed with the SEC on March 13, 2023, incorporated by reference therein);

(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

(3)	our Current Reports on Forms 8-K filed on April 28, 2023, June 8, 2023, October 2, 2023, October 27, 2023, November 14, 2023 and December 22, 2023;

(4)

the description of our common stock, par value $5.00 per share, contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 1991, as updated by Exhibit 4.9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any other amendments or reports filed for the purpose of updating such description; and

(5)

in addition, solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of the Company or its predecessors, BB&T Corporation and Southern National Corporation, and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the prospectuses and prospectus supplements relating to those securities that were previously filed by the Company or its predecessors in connection with its initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus), as well as the exhibits filed as exhibits or incorporated by reference in those registration statements in respect of those securities (including the instruments governing those securities).

We will provide without charge to each person (including any beneficial owner) to whom a prospectus is delivered, on the written or oral request of any such person, a copy of any or all of these filings (other than the exhibits to such documents, unless that exhibit is specifically incorporated by reference in that filing). Requests should be directed to: Truist Financial Corporation, 214 North Tryon Street, Charlotte, North Carolina 28202, Attention: Investor Relations (telephone: (704) 499-5375).

TRUIST FINANCIAL CORPORATION

We conduct our business operations primarily through our commercial bank subsidiary, Truist Bank, which has offices in North Carolina, Virginia, Florida, Georgia, South Carolina, Maryland, Kentucky, West Virginia, Texas, Alabama, Tennessee, Washington D.C., Pennsylvania, New Jersey, Indiana, Ohio, Arkansas and Mississippi. In addition, our operations consist of several non-bank subsidiaries that offer various financial services products. We provide a wide range of banking services to individuals, businesses and municipalities. We offer a variety of loans and lease financing to individuals and entities primarily within our geographic footprint, including insurance premium financing, permanent commercial real estate financing arrangements, loan servicing for third-party investors, direct consumer finance loans to individuals, credit card lending, automobile financing and equipment financing. We also market a wide range of other services, including deposits, life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation, merchant services, trust and retirement services, comprehensive wealth advisory services, asset management and capital markets services.

Our common stock is traded on the NYSE under the symbol “TFC.” Our executive offices are located at 214 North Tryon Street, Charlotte, North Carolina 28202, and our telephone number is (336) 733-2000.

We refer you to the documents incorporated by reference in this prospectus as described in the section “Where You Can Find More Information” for more information about us and our businesses.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement or relevant pricing supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, which may include, the acquisition of other companies, capital expenditures, repurchasing outstanding shares of our common stock, repayment of maturing obligations and refinancing of outstanding indebtedness and extending credit to, or funding investments in, our existing or future subsidiaries and other business opportunities. The precise amounts and timing of our use of the net proceeds will depend upon our, and our subsidiaries’, funding requirements and the availability of other funds. Pending our use of the net proceeds from the sale of any of our securities for general corporate purposes, we may use the net proceeds to reduce our short-term indebtedness or for temporary investments. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or pricing supplement relating to the offered securities.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and the applicable prospectus supplement or any related pricing supplement or free writing prospectus, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, in our most recent Annual Report on Form 10-K and in any Quarterly Reports on Form 10-Q filed by us subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings with the SEC. For more information, see the section entitled “Where You Can Find More Information.”

SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. One or more prospectus supplements, which we will provide each time we offer securities, or the relevant pricing supplement, if any, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement or any relevant pricing supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement or the relevant pricing supplement, if any, will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement or relevant pricing supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or supplements.

Debt Securities

We may sell our unsecured debt securities, which may be senior or subordinated in priority of payment. We will provide one or more prospectus supplements and a relevant pricing supplement, if any, that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Common Stock

We may sell our common stock, par value $5.00 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock, par value $5.00 per share, in one or more series. We also may issue preferred stock that will be represented by depositary shares. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock or depositary shares.

Warrants

We may sell warrants, including warrants to purchase our debt securities, shares of our common stock, shares of preferred stock or depositary shares, or warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value. Specific terms of the warrants and the applicable warrant agreement, including the exercise price and whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value, will be set forth in the applicable prospectus supplement and any related pricing supplement.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, common stock, preferred stock or depositary shares. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement or pricing supplement will describe the terms of the purchase contracts or units, including, if applicable, collateral or depositary arrangements, and any material United States federal income tax considerations applicable to the purchase contracts and the units.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters, including broker dealer affiliates of Truist, to be designated at various times, and also may sell securities to dealers or directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The debt securities, preferred stock, depositary shares and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

This prospectus, the related prospectus supplement and any related pricing supplement may be used by our broker dealer affiliates for offers and sales related to market-making transactions in the securities. Such broker dealer affiliates may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

In facilitating the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement and, if necessary, the pricing supplement relating to those securities.

Unless otherwise mentioned in the relevant prospectus supplement and, if necessary, the pricing supplement, the obligation of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities, if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement and, if necessary, the pricing supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Under agreements which we may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so noted in the prospectus supplement and, if necessary, the pricing supplement, relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from Truist under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made subject to our approval include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility as to the validity or performance of such contracts.

The participation of Truist broker dealer affiliates, including Truist Securities, Inc., in the offer and sale of the securities must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of securities of affiliates and related conflicts of interest. No FINRA member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

If we offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from us may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us, the senior trustee and the subordinated trustee, in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by Mayer Brown LLP, unless otherwise indicated in the applicable prospectus supplement or the relevant pricing supplement, if any. Certain legal matters will be passed upon for any underwriters, dealers or agents, by counsel selected by such underwriters or agents and named in the applicable prospectus supplement or the relevant pricing supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting and Evaluation of Disclosure Controls and Procedures) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRUIST FINANCIAL CORPORATION

500,000 DEPOSITARY SHARES,

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.250% SERIES S FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Truist Securities

Citigroup

Goldman Sachs & Co. LLC

Morgan Stanley

Co-Managers

Academy Securities

Drexel Hamilton

May 12, 2026